Exhibit 99.1

Newtek Business Services Reports Third Quarter 2007 Earnings,

Meets Previous Guidance

Highlights for Third Quarter 2007:

•	Newtek Business Services, Inc. met pretax income guidance for Q3 2007

•	Electronic Payment Processing revenues increased 25% over Q3 2006

•	Web Hosting revenues increased 20% over Q3 2006

•	Three key Business Service Segments achieved EBITDA of $3.5 million for Q3 2007 and $11.7 million for nine months ended September 30, 2007

New York, N.Y. – November 8, 2007 – Newtek Business Services, Inc. (NASDAQ: NEWT) (www.newtekbusinessservices.com), a provider of business services and financial products to the small and medium-sized business market, announced today that it reported a loss before income taxes and discontinued operations for the third quarter of 2007 of $4.6 million, which was at the lower-end of the range previously forecasted of $4.6 – $5.1 million. Losses before income taxes and discontinued operations for the nine months ended September 30, 2007 were $11.5 million.

Total consolidated revenues for the quarter of $23.1 million were lower than previously given guidance of $23.4 – $24.0 million. The Company’s three key business segments (Electronic Payment Processing, Web Hosting, and SBA Lending) met pretax net income and EBITDA guidance for the quarter. Our losses from the CAPCO segment were $2.9 million, a majority of which is the result of non-cash expenses. As previously reported, these losses from the CAPCO segment will continue to decline over time. Depreciation for the Company for the quarter was $1.9 million.

CEO and Chairman Barry Sloane said, “We are very pleased that the company was able to meet previously established company guidance in its three key business service segments. Despite a softening in the economy and overall business climate, we still anticipate that our three key business service segments will together continue to grow and operate as expected throughout the remainder of 2007 and contribute revenue at a double digit rate as compared to 2006.

“The company continues to maintain a strong cash position of over $40 million at the end of Q3, while the company paid off $4.7 million of debt during the first 9 months of 2007. In October we added a new $10 million revolving credit facility from North Fork Bank to fund working capital.

“We are also very happy with the current position and credit posture of our small business lending operation. While many lenders today (bank, non-bank, hedge fund) are troubled by liquidity, performance and concerns of being over levered, Newtek made a concerted effort over the past two years not to chase the lending market and short term profits. We tightened our lending criteria at the expense of loan volume and believe we are extremely well positioned to take advantage of what may be a major downward move in the credit cycle. Our lender is under leveraged at 55% of its collateral value, has appropriate loan loss reserves of 8.4% of its portfolio and has significant capacity in its existing bank loan facility with GE with two years remaining to maturity. We do not rely on capital markets or structured finance exits to run our lending business which, in today’s market, we believe is a very positive development.

“Lastly, our Lender’s originated loan cumulative historic loss rate of 2.8% is below the national SBA average of 6.2%. We do believe with seasoning, however, our originated portfolio’s loss rate will rise toward, but not exceed, the market average. Our hats and gratitude go out to our lending management team for its leadership and positioning in a vital but cyclical business for Newtek”.

Newtek has posted a PowerPoint presentation on its website, www.newtekbusinessservices.com which will help investors follow along at the shareholder conference call scheduled for 4:15 p.m., November 8, 2007. The conference call will be accessible via a toll free number by dialing 1-888-609-5701 or 913-312-4376. Listeners are encouraged to ask any questions that they may have during the call. The conference call will also be broadcast over the internet through Newtek’s website at www.newtekbusinessservices.com. To listen to the call live, please go to Newtek’s website approximately 15 minutes prior to the call to download any audio software which may be necessary. For those who miss the live broadcast, a replay will be available on the website approximately one hour after the call. The online archive of the web cast will be available for ninety days following the call.

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor to the small to medium-sized business market under the Newtek TM brand. According to the U.S. Small Business Administration, there are over 26.8 million small businesses in the United States, which in total represent 99.7% of all employer firms, generate 60 – 80% of all new jobs annually and create more than 50% of non-farm private GDP. Since 1999, Newtek has helped these business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses. Newtek focuses on providing its 84,000 business accounts with access to financial, management and technological resources that enable them to better grow and compete in today’s marketplace. Newtek’s products and services include:

•	Business Lending: Business loans to start up, acquire, or expand a business

•	Electronic Payment Processing: Credit card, debit card, check conversion, and ACH solutions

•	Insurance Services: Nationwide commercial and personal lines of insurance

•	Outsourced Digital Bookkeeping: Bookkeeping and recordkeeping at a fraction of the cost of in-house staff

•	Web Hosting: Full service web host including domain registration and online shopping cart tools

•	Web Design and Development: Customized web design and development services for a powerful web presence

•	Tax Preparation and Advisory Services: Expert tax planning and consultation for your business

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval

•	Business Plan Preparation: Professional business plan assistance providing a roadmap for success

•	Payroll: Payroll management processing and employee tax filing

For more information, go to www.newtekbusinessservices.com.

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

Contacts:

Newtek Business Services
Barry Sloane
Chairman of the Board & CEO
212-356-9500 bsloane@newtekbusinessservices.com

2007 Third Quarter – Actual Results

(In millions of dollars)

	Revenue	Pretax Net Income (Loss)	EBITDA
Electronic Payment Processing	14.011	0.868	1.387
Web Hosting	4.173	0.440	1.364
SBA Lending	2.157	(0.017)	0.777
CAPCO	1.570	(2.913)
All Other	1.273	(0.685)
Corporate Activities	0.760	(2.325)
Interco Eliminations	(0.877)
Total	23.067	(4.632)

Nine Months Ended September 30, 2007 – Actual Results

(In millions of dollars)

	Revenue	Pretax Net Income (Loss)	EBITDA
Electronic Payment Processing	39.638	2.572	3.981
Web Hosting	12.011	2.463	5.003
SBA Lending	7.081	0.193	2.695
CAPCO	4.926	(9.785)
All Other	4.980	(0.858)
Corporate Activities	2.992	(6.101)
Interco Eliminations	(3.341)
Total	68.287	(11.516)

2007 Segment Guidance Fourth Quarter

(In millions of dollars)

	Revenue	Pretax Net Income (Loss)	EBITDA
Electronic Payment Processing	15.4 - 15.6	1.0 - 1.2	1.5 - 1.6
Web Hosting	4.1 - 4.2	0.8 - 1.0	1.7 - 1.9
SBA Lending	2.9 - 3.0	0.3 - 0.5	1.2 - 1.4
CAPCO	1.6 - 1.7	(4.0) - (4.0)
All Other	1.2 - 1.3	(0.8) - (0.7)
Corporate Activities	1.2 - 1.2	(1.5) - (1.5)
Interco Eliminations	(1.1) - (1.1)
Total	25.3 - 25.9	(4.2) - (3.5)

2007 Annual Segment Guidance

(In millions of dollars)

	Revenue	Pretax Net Income (Loss)	EBITDA
Electronic Payment Processing	55.1 - 55.5	3.6 -3.9	5.4 - 5.6
Web Hosting	15.9 - 16.1	3.2 - 3.6	6.6 - 7.0
SBA Lending	10.3 - 10.5	0.4 - 0.7	3.9 - 4.2
CAPCO	6.6 - 6.8	(14.9) - (14.9)
All Other	6.0 - 6.2	(1.8) - (1.6)
Corporate Activities	4.6 - 4.6	(6.8) - (6.8)
Interco Eliminations	(4.7) - (4.7)
Total	93.8 - 95.0	(16.3) - (15.1)

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(In Thousands, except for Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue

Electronic payment processing	$13,923	$11,022	$39,453	$30,964
Web hosting	4,164	3,479	11,984	9,953
Interest income	1,291	1,230	4,329	4,566
Income from tax credits	1,337	1,304	3,958	4,584
Premium income	685	1,071	2,198	2,448
Servicing fee	512	473	1,452	1,459
Insurance commissions	204	210	649	642
Other income	951	2,703	4,264	3,448

Total revenue	23,067	21,492	68,287	58,064

Expenses:
Electronic payment processing costs	10,393	7,919	29,017	22,381
Consulting, payroll and benefits	5,775	4,321	16,512	12,442
Interest	3,385	3,562	10,721	12,447
Professional fees	1,826	2,119	5,828	6,047
Depreciation and amortization	1,939	1,644	5,470	4,526
Insurance	882	789	2,568	2,492
Provision for loan losses	235	51	607	405
Other general and administrative costs	3,355	2,758	9,351	7,417

Total expenses	27,790	23,163	80,074	68,157

Loss from continuing operations before minority interest, benefit for income taxes, and discontinued operations	(4,723)	(1,671)	(11,787)	(10,093)

Minority interest	91	58	271	388

Loss from continuing operations before benefit for income taxes and discontinued operations	(4,632)	(1,613)	(11,516)	(9,705)

Benefit for income taxes	669	595	2,758	3,316

Loss from continuing operations before discontinued operations	(3,963)	(1,018)	(8,758)	(6,389)
Discontinued operations, net of taxes	(4)	(36)	(495)	320

Net loss	$(3,967)	$(1,054)	$(9,253)	$(6,069)

Weighted average common shares outstanding:
Basic and diluted	35,950	34,883	35,824	34,805
Loss per share from continuing operations:
Basic and diluted	$(0.11)	$(0.03)	$(0.25)	$(0.18)
(Loss) income per share from discontinued operations, net of taxes:
Basic and diluted	(0.00)	(0.00)	(0.01)	0.01

Basic and diluted loss per share	$(0.11)	$(0.03)	$(0.26)	$(0.17)

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

(In Thousands, except for Per Share Data)

	September 30, 2007	December 31, 2006
	(Unaudited)	(Note 1)
ASSETS
Cash and cash equivalents	$28,165	$26,685
Restricted cash	12,293	11,275
U.S. Treasury notes	—	5,016
Asset held for sale	—	1,530
Credits in lieu of cash	96,237	106,425
SBA loans held for investment (net of reserve for loan losses	26,813	27,746
Accounts receivable (net of allowance of $396 and $23, respectively) of $2,567 and $2,332, respectively)	4,945	1,568
SBA loans held for sale	1,351	1,786
Accrued interest receivable	526	519
Investments in qualified businesses—cost method investments	504	542
Investments in qualified businesses—held to maturity debt investments	533	5,301
Prepaid and structured insurance	15,428	17,497
Prepaid expenses and other assets (net of accumulated amortization of deferred financing costs of $1,450 and $832, respectively)	5,688	7,682
Servicing assets (net of accumulated amortization and allowance of $2,802 and $2,081, respectively)	2,921	2,991
Fixed assets (net of accumulated depreciation and amortization of $5,961 and $4,065, respectively)	4,800	4,458
Intangible assets (net of accumulated amortization of $8,025 and $5,919, respectively)	9,572	9,141
Goodwill	13,159	10,575

Total assets	$222,935	$240,737

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$10,051	$8,509
Notes payable	5,975	10,651
Bank notes payable	18,901	16,391
Deferred revenue	2,239	2,761
Notes payable in credits in lieu of cash	81,099	86,332
Deferred tax liability	20,657	24,428

Total liabilities	138,922	149,072

Minority interest	5,155	4,596

Commitments and contingencies
Shareholders’ equity:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 54,000 shares, issued and outstanding 35,992 and 35,479 not including 474 and 583 shares held in escrow and 473 shares held by affiliate)	720	710
Additional paid-in capital	56,032	54,949
Retained earnings	22,211	31,464
Treasury stock, at cost (61 and 32 shares at September 30, 2007 and December 31, 2006, respectively)	(105)	(54)

Total shareholders’ equity	78,858	87,069

Total liabilities and shareholders’ equity	$222,935	$240,737